BOARD MEMBER CONTRACT

I,                                  , am in good moral character and good standing, and understand that as an Independent Member of the Board of Directors (“Board”) of L & L Energy, Inc., a publicly traded company under the symbol “LLEN” (“L&L” or the “Company”), I have a legal and ethical responsibility to ensure to the best of my abilities that the Company pursues its goals to enhance the value of shareholders (Mission of L&L).  I believe in the Mission of the Company, and I will act responsibly and prudently as its steward. I will follow L&L’s Code of Ethics and all regulatory requirements. If I do not know the requirement, I will spend the necessary time and effort to learn them.

I understand that my term as a Member of the Board is the earlier of one year or until the next annual shareholders’ meeting, at which my one year term expires and I will be subject to re-election.

As an Independent Member, I may be appointed as Chair and/or member of Board Committees including but not limited to Nominations, Compensation, Audit and/or Clean Energy; and I will allocate my time and resources to ensure my contributions to the Committees and to the Chairman.

I understand the current annual compensation for Members of the Board of Directors is US $40,000 (prorated if less than one year of service). If I serve as a Committee Chair an additional $5,000 annually will be paid to me, prorated.  Payment will be made 80% in cash and 20% in stock for Independent Members and 50% in cash and 50% in stock for Non-Independent Members.

Compensation is subject to change by the L&L Compensation Committee, and the Company will notify me of any changes.

  I agree that my responsibilities as a Member of the Board will include:

1.      I will abide by the Company’s Code of Conduct and Ethics (See Exhibit I) which is also available on the L&L website.

2.      I will hold myself to high standards by updating my professional development, and I am confident that my expertise will make contributions to the Board and meet the Company’s Mission.

3.      I will support the Chair and other Members in a straight forward fashion and spend a substantial time to guide the Chairman and CEO (Dickson Lee).

4.      I will actively participate in meetings and committees; and outside of meeting times give clear and concise direction and advice to the Chairman and CEO.

5.      I will report any conflicts or potential conflicts of my activities relating to both L&L and outside activities, to the Board Chairman in writing, currents outside activities are attached (See Exhibit II).

6.      I will act in the best interests of the Company, and recuse myself from discussions and votes where I have a conflict of interest, and avoid Insider Trading Violations.

7.      I will stay informed about current events in the Company, including following L&L’s developments on the Company website.  After I have exhausted my own resources, I will ask questions and request information. I will participate in and take responsibility for making decisions on issues, policies, and other Board matters.

8.      I will work in good faith with staff and other Board Members as partners towards achievement of our goals.  I will avoid any conflict or controversy that might reflect badly on L&L.

9.      If I cannot fulfill these commitments to the Company, I will resign.

In turn, the Company will be responsible to me in several ways:

1.      I will keep updated on quarterly financial reports and Company activities available on SEC and L&L websites that allow me to meet the “prudent person” standards of the law.

2.      The Company will maintain Directors & Officers Insurance at a level appropriate for the Company’s activities; and such insurance will be reviewed by the Board annually.

3.      The Company will help me perform my duties by keeping me informed about issues in the industry and field in which we are working.

4.      Board Members will respond in a straightforward fashion to questions that I feel are necessary to discharge my responsibilities as a Board Member to this Company.

Signed:

__________________________________

NAME OF DIRECTOR

Member, Board of Directors

__________________________________

Dickson V. Lee

Chair, Board of Directors

[Two copies as executed by the Chair of the Board are provided.  Each Board Member should sign both, return one copy to the Board Chair, and keep the other for reference.]

2 of 2

Exhibit I

Code of Conduct and Ethics

This Code of Conduct and Ethics helps to ensure compliance with legal United States requirements and the standards of business conduct of L & L Energy, Inc. (“L&L” or the “Company”). All directors, officers and employees of the Company are expected to read and understand this Code of Business Conduct and Ethics, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all agents and contractors are aware of, understand and adhere to these standards.

This Code of Ethics and Business Conduct seeks to deter wrongdoing and to promote:

  Honest and ethical conduct, including the ethical handling of actual or apparent  conflicts of interest between personal and professional relationships;
  Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;
  Compliance with applicable U.S. Government laws, rules and regulations;
  Timely internal reporting of violations of this Code of Ethics and Business Conduct to an appropriate person or persons identified in this Code of Ethics and Business Conduct; and
  Accountability for adherence to this Code of Ethics and Business Conduct.

We are continuously reviewing and updating our policies and Ethics as well as this Code of Business Conduct and Ethics. Therefore, it is subject to modification. This Code of Business Conduct and Ethics supersedes all other such codes, policies, procedures, rules, written and/or verbal representations to the extent they are inconsistent.  For detailed information, feel free to contact L&L.

EXHIBIT II

BOARD MEMBER DISCLOSURE

Board Member

Contact Info

Directorships of Companies (i.e. both public and private)

Employment, remunerated profession or consultancy

Other public appointments (i.e. other Non-Departmental Bodies, Health Trusts etc)

Offices in voluntary, non -profit making bodies etc. (i.e. charitable and profession bodies)

Shareholding (i.e. names of companies or other bodies in which the member to his or her knowledge has either himself or herself or with or on behalf of his or her spouse and infant children, a beneficial interest in shareholdings of nominal value greater than one-hundredth of the issued share capital)

Other (i.e. any other direct or indirect financial and non financial interests, including those of close family members or people living in the same household.)